UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
FORM 8-K/A
(Amendment Number 1)
___________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 20, 2021
SILA REALTY TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________________

Maryland	000-55435	46-1854011
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4890 West Kennedy Blvd.
Suite 650
Tampa, Florida 33609
(Address of principal executive offices)
(813) 287-0101
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
___________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

EXPLANATORY NOTE
On July 22, 2021, Sila Realty Trust, Inc. (the "Company") filed a Current Report on Form 8-K (the "Original 8-K") with the Sila Realty Trust, Inc. Investor Presentation (the "Investor Presentation"), which contained inadvertent errors on Slides 15 and 18, attached as Exhibit 99.2. This Amendment to Current Report on Form 8-K/A amends the Original 8-K to include corrected Slides 15 and 18 in the Investor Presentation. Except as described above, all other information in the Original 8-K remains unchanged but is repeated below and in the attached exhibits for purposes of completeness.
Item 1.01    Entry into a Material Definitive Agreement.
The information reported in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.
Item 2.01    Completion of Acquisition or Disposition of Assets.
As previously disclosed in a Current Report on Form 8-K on May 19, 2021, Sila Realty Trust, Inc. (the “Company”) and certain of its wholly-owned subsidiaries entered into a Purchase and Sale Agreement (the “PSA”) with wholly-owned subsidiaries of Mapletree Industrial Trust, a real estate investment trust listed on the Singapore Exchange (collectively, the “Buyers”), for the sale of up to 29 data center properties (the “Data Center Properties”) owned by the Company (the “Transaction”). The Data Center Properties constitute the entirety of the data center portfolio owned by the Company. The terms of the PSA provided that the total purchase price for the Data Center Properties would be approximately $1.32 billion, subject to certain potential purchase price adjustments. The material terms of the PSA are qualified in its entirety by reference to the PSA filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
On July 22, 2021, the Company consummated the Transaction by selling the Data Center Properties for $1.32 billion pursuant to the PSA. In connection with the disposition, the Company repaid property level mortgage loans associated with the Data Center Properties for approximately $305.2 million, plus accrued interest and other loan costs. The Company's net proceeds from the disposition of the Data Center Properties were approximately $1,260.5 million, after transaction costs and other pro-rations, inclusive of defeasance and loan costs, subject to additional transaction costs that will be paid subsequent to the closing date.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.
As previously reported in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the "SEC") on August 13, 2019, the Company, Sila Realty Operating Partnership, LP ("SROP"), and certain of the Company’s subsidiaries entered into the Fourth Amended and Restated Credit Agreement, as amended (the "A&R Credit Agreement"), on August 7, 2019, related to the Company's credit facility (the "KeyBank Credit Facility”) with KeyBank National Association (“KeyBank”), as lender and Administrative Agent (as defined in the KeyBank Credit Facility), and the other lenders listed as lenders in the A&R Credit Agreement. The maximum commitments available to date under the KeyBank Credit Facility consist of a $500,000,000 revolving line of credit, with a maturity date of April 27, 2022, subject to the Company’s right to a 12-month extension period.
The actual amount of credit available under the KeyBank Credit Facility is a function of certain loan-to-cost, loan-to-value and debt service coverage ratios contained in the KeyBank Credit Facility.
Simultaneously with the A&R Credit Agreement’s execution, on August 7, 2019, the Company, SROP, and certain of the Company’s subsidiaries entered into the Term Loan Agreement, as amended (the “Term Loan Agreement”), with KeyBank, as lender and Administrative Agent, and the other lenders listed as lenders in the Term Loan Agreement, for the maximum commitments available of up to $520,000,000 with a maturity date of December 31, 2024 (the "Term Loan"). Subject to certain conditions, the Term Loan can be increased to $600,000,000 any time before December 31, 2023.
The Company refers to the KeyBank Credit Facility and the Term Loan together as the "Unsecured Credit Facility," which have aggregate commitments available of $1,020,000,000.
On May 18, 2021, the Company, SROP, certain of the Company’s subsidiaries, KeyBank and the other lenders listed as lenders in the A&R Credit Agreement and Term Loan Agreement (together, the “Parties”) entered into a consent letter for the A&R Credit Agreement and a consent letter for the Term Loan Agreement (together, the “Consent Letters”) allowing for the Company to sell all of its Data Center Properties as part of a single transaction or a series of transactions, notwithstanding a limitation on the sale of assets exceeding 30% of the gross value of the assets in one transaction or a series of transactions during any four consecutive fiscal quarters. The Consent Letters also provided conditional approval for a one-time special distribution, subsequent to entering into a formal amendment to the A&R Credit Agreement and Term Loan Agreement and providing calculations supporting the financial conditions required.
On July 20, 2021, the Parties entered into the Third Amendment to the A&R Credit Agreement (the "Third Amendment to A&R Credit Agreement") and the Third Amendment to the Term Loan Agreement (the "Third Amendment to Term Loan Agreement" and together with the Third Amendment to A&R Credit Agreement, the "Third Amendments to the Unsecured Credit Facility") to allow for the making of the special distribution. In particular, the Third Amendments to the Unsecured Credit Facility: (i) excludes the special distribution from the distributions limitation of 95% of Funds From Operations, or FFO, when added to the distributions paid in any four consecutive calendar quarters; (ii) provides updated provisions for the conversion of the benchmark interest rate from the London Interbank Offered Rate to an alternate index rate adopted by the Federal Reserve Board and the Federal Reserve Bank of New York following the occurrence of certain transition events; and (iii) incorporates erroneous payment language, protecting KeyBank, as Administrative Agent, in the event an erroneous payment is made to the other lenders listed as lenders in the A&R Credit Agreement and Term Loan Agreement.
On July 22, 2021, the Company removed 21 data center properties from the pool availability of the Company's Unsecured Credit Facility due to the sale of the Data Center Properties on July 22, 2021. As a result of removing 21 properties from the pool availability of the Company's Unsecured Credit Facility, the total pool availability decreased by approximately $244,636,000.
Concurrently, the Company paid off its term loan portion of the A&R Credit Agreement in the amount of $280,000,000.
As of July 22, 2021, the Company had a total pool availability under the Unsecured Credit Facility of $901,863,000 and an aggregate outstanding principal balance of $520,000,000. Therefore, $381,863,000 was available to be drawn under the Unsecured Credit Facility.
Except as set forth in this Current Report on Form 8-K and the Company's Current Report on Form 8-K filed with the SEC on October 8, 2019, which is incorporated herein by reference, the material terms of the Unsecured Credit Facility remain unchanged from those reported in the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2019, which is incorporated herein by reference.
The material terms of the agreements discussed above are not complete and are qualified in their entirety by the Third Amendment to A&R Credit Agreement, the Third Amendment to Term Loan Agreement, the Consent Letter to the A&R Credit Agreement and the Consent Letter to the Term Loan Agreement, attached as Exhibit 10.2, Exhibit 10.3, Exhibit 10.4 and

Exhibit 10.5, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 22, 2021, the Company announced that Jason C. Reed's title will be changed from Chief Investment Officer, Data Centers to Chief Administrative Officer, effective July 22, 2021.
Item 7.01    Regulation FD Disclosure.
On July 22, 2021, the Company announced in a press release the sale of its Data Center Properties to the Buyers. Along with the sale, the Company announced a new estimated per share net asset value ("NAV") of $9.95 of each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock (collectively, the “Estimated Per Share NAV”), as well as an anticipated special cash distribution and a new distribution rate, as discussed in greater detail in Item 8.01 of this Current Report on Form 8-K below.
The Company has posted to its website an investor presentation. A copy of the press release and investor presentation are attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and are incorporated into this Item 7.01 by reference. The information furnished under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 and Exhibit 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Item 8.01    Other Events.
Determination of the Estimated Per Share Net Asset Value
On July 20, 2021, the Company's board of directors (the "Board"), at the recommendation of the Audit Committee of the Board (the “Committee”), composed solely of independent directors, unanimously approved and established the Estimated Per Share NAV. The Estimated Per Share NAV is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of May 31, 2021 (the “Valuation Date”). The Company is providing the Estimated Per Share NAV to assist broker-dealers that participated in the Company's offering in connection with their obligations under the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 2231 with respect to customer account statements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) (the “IPA”) in April 2013 (the “IPA Valuation Guidelines”), in addition to guidance from the SEC. The Company believes that there were no material changes between the Valuation Date and the date of this filing that would impact the Estimated Per Share NAV. The Company intends to publish an updated Estimated Per Share NAV on an annual basis, unless there are material changes to the Company's business, tenants and operating partners that require the Company to reevaluate the Estimated Per Share NAV sooner. The sale of the Data Center Properties to the Buyers was a material change to the Company’s business that prompted this updated Estimated Per Share NAV.
The Committee, pursuant to authority delegated by the Board, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s Estimated Per Share NAV, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.

The Estimated Per Share NAV was determined after consultation with Cushman & Wakefield of Pennsylvania, LLC. ("Cushman & Wakefield"), an independent third-party valuation firm. The engagement of Cushman & Wakefield was approved by the Committee. Cushman & Wakefield prepared an appraisal report (the “Appraisal Report”) summarizing key information and assumptions and providing an appraised value on 124 of the 154 properties (the “Cushman & Wakefield Appraised Properties”) in the Company’s portfolio as of May 31, 2021. Cushman & Wakefield also prepared a net asset value report (the “NAV Report”, and, together with the Appraisal Report, the “Reports”), which estimates the NAV of each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock as of May 31, 2021. The NAV Report relied upon the Appraisal Report for the Cushman & Wakefield Appraised Properties, the purchase price of one property acquired on April 19, 2021 (the "Purchase Price Property"), the sale prices for the Data Center Properties pursuant to the PSA, net of estimated transaction costs, and Cushman & Wakefield's estimate of the Company's notes receivable, goodwill, notes payable, credit facility and other assets and other liabilities, to calculate an estimated NAV per share of each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock. The valuation was prepared in conformity with the standard industry practice consistent with the "appraised value methodology" as defined in FINRA Regulatory Notice 15-02 as well as the IPA Valuation Guideline.
Upon the Committee’s receipt and review of the Reports, the Committee recommended $9.95 as the Estimated Per Share NAV of each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock as of May 31, 2021, to the Board for the Board's approval. Upon the Board’s receipt and review of the Reports and recommendation of the Committee, on July 20, 2021, the Board approved $9.95 as the Estimated Per Share NAV of each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock as of May 31, 2021.

The table below sets forth the calculation of the Company’s Estimated Per Share NAV as of May 31, 2021, as well as the comparable calculation as of September 30, 2020.

Estimated Per Share NAV
(In Thousands, Except Share and Per Share Data)

	As of May 31, 2021			As of September 30, 2020
	Value		Per Share	Value	Per Share
Assets
Total Real Estate, Net	$3,553,881	(1)	$15.87	$3,278,978	$14.80
Cash and Cash Equivalents	42,628		0.19	75,505	0.34
Other Assets	34,159		0.15	24,425	0.11
Notes Receivable	30,369		0.14	30,700	0.14
Goodwill	23,715		0.11	39,529	0.18
Total Assets	3,684,752		16.46	3,449,137	15.57

Liabilities & Stockholders' Equity
Liabilities:
Notes Payable	451,553		2.02	463,941	2.10
Credit Facility	953,000		4.26	983,000	4.44
Accounts Payable and Other Liabilities	52,487		0.23	75,895	0.34
Total Liabilities	1,457,040		6.51	1,522,836	6.88

Stockholders' Equity	$2,227,712		$9.95	$1,926,301	$8.69

Fully Diluted Shares Outstanding			223,960,443		221,584,149

(1)    Includes Purchase Price Property for an approximate value of $25.0 million and the sale prices of the Data Center Properties for an aggregate value of $1.32 billion pursuant to the PSA less estimated transaction costs.
Methodology and Key Assumptions
In determining the Estimated Per Share NAV, the Board considered the recommendation of the Committee and the Reports provided by Cushman & Wakefield. The Company’s goal in calculating the Estimated Per Share NAV is to arrive at a value that is reasonable and supportable using what the Committee and the Board each deems to be appropriate valuation methodologies and assumptions.
FINRA’s current rules provide no guidance on the methodology a company must use to determine its Estimated Per Share NAV. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different Estimated Per Share NAV, and these differences could be significant.

Independent Valuation Firm
Cushman & Wakefield was selected by the Committee to appraise and provide a value on the Cushman & Wakefield Appraised Properties. Cushman & Wakefield is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company. The compensation the Company paid to Cushman & Wakefield related to the valuation is based on the scope of work and not on the appraised values of the Company’s real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, the real estate appraisal industry standards created by The Appraisal Foundation. The Appraisal Report was reviewed, approved and signed by an individual with the professional designation of Member of the Appraisal Institute licensed in the state where each real property is located. In preparing its Reports, Cushman & Wakefield did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
Cushman & Wakefield collected reasonably available material information that it deemed relevant in appraising the Company’s real estate properties. Cushman & Wakefield relied, in part, on property-level information provided by the Company, including: historical and projected operating revenues and expenses, property lease agreements and/or lease abstracts, information regarding recent or planned capital expenditures, property site and building plans, loan information and other third party reports such as environmental, physical condition reports, etc.
In conducting its analyses, Cushman & Wakefield took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Cushman & Wakefield reviewed information supplied or otherwise made available by the Company for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. Cushman & Wakefield has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Cushman & Wakefield were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management and the Board. Cushman & Wakefield relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses, Cushman & Wakefield made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions, and other matters, many of which are beyond its control and the Company’s control. Cushman & Wakefield also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, Cushman & Wakefield assumed that the Company has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with the law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, Cushman & Wakefield’s analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the Appraisal Report, and any material change in such circumstances and conditions may affect Cushman & Wakefield’s analyses and conclusions. The Appraisal Report contains other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from Cushman & Wakefield’s analyses.

Cushman & Wakefield is engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public security offerings, private placements, business combinations and similar transactions. The Company does not believe that there are any material conflicts of interest between Cushman & Wakefield and the Company. The Company engaged Cushman & Wakefield, with approval from the Committee, to deliver its Reports to assist in the NAV calculation and Cushman & Wakefield received compensation for those efforts. In addition, the Company has agreed to indemnify Cushman & Wakefield against certain liabilities arising out of this engagement. Cushman & Wakefield may from time to time in the future perform other services for the Company, so long as such other services do not adversely affect the independence of Cushman & Wakefield as certified in the applicable Appraisal Report.
Although Cushman & Wakefield considered comments received from the Company relating to its Reports, the final appraised values of the Company’s real estate properties were determined by Cushman & Wakefield. The Reports are addressed solely to the Committee to assist it in calculating and recommending to the Board an Estimated Per Share NAV of the Company’s common stock. The Reports are not addressed to the public, may not be relied upon by any other person to establish an Estimated Per Share NAV of the Company’s common stock, and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to the Reports. The Reports, including the analysis, opinions and conclusions are qualified by the assumptions, qualifications and limitations set forth in the respective reports.
Real Estate Valuation
As described above, the Company engaged Cushman & Wakefield to provide an appraisal of the Cushman & Wakefield Appraised Properties consisting of 124 of the 154 properties in the Company’s portfolio as of May 31, 2021. In preparing the Appraisal Report, Cushman & Wakefield, among other things:
•analyzed rental data and considered the input of brokers, property developers, public officials etc.;
•reviewed and relied upon Company-provided data regarding the size, year built, construction quality and construction type of the properties in order to understand the characteristics of the existing improvements and underlying land;
•reviewed and relied upon Company-provided data regarding leases, real estate taxes and operating expense data for the Appraised Properties;
•reviewed and relied upon the Company-provided financial statements as of May 31, 2021;
•researched the market by means of publications, public and private databases and other resources to measure current market conditions, supply and demand factors, and growth patterns and their effect on the properties; and
•performed other analyses and studies and considered other factors as Cushman & Wakefield considered appropriate.

Cushman & Wakefield employed the income capitalization approach and sales comparison approach to estimate the value of the Cushman & Wakefield Appraised Properties.
Income Capitalization Approach – first determines the income-producing capacity of a property by using contract rents on existing leases and by estimating market rent from rental activity at competing properties for the vacant space. Deductions are then made for vacancy and collection loss and operating expenses. The resulting net operating income is divided by an overall capitalization rate to derive an opinion value. This method is referred to as Direct Capitalization. Related to the Direct Capitalization method is the Discounted Cash Flow method, in which periodic cash flows are discounted to a present value using an internal rate of return that is determined by analyzing current investor yield requirements for similar investments. Cushman & Wakefield utilized the Income Capitalization Approach to estimate the value for 120 of 124 Appraised Properties.

Sales Comparison Approach – The sales comparison approach estimates value based on what other purchasers and sellers in the market have agreed to as the price for comparable improved properties. This approach is based upon the principle of substitution, which states that the limits of prices, rents, and rates tend to be set by the prevailing prices, rents, and rates of equally desirable substitutes. Cushman & Wakefield utilized the Sales Comparison Approach to estimate the value for 4 of 124 Appraised Properties.
The Appraisal Report summarizes key inputs and assumptions and provides a value for each of the Cushman & Wakefield Appraised Properties that Cushman & Wakefield appraised using financial information provided by the Company. From such review, Cushman & Wakefield selected the appropriate cash flow discount rates, residual discount rates, and terminal capitalization rates in its discounted cash flow analysis and the appropriate direct capitalization rate in its direct capitalization analysis. For the Sales Comparison Approach, Cushman & Wakefield used a unit of comparison such as price per square foot of building area or effective gross income multiplier. In the NAV Report, the Purchase Price Property was included at its purchase price and determined in accordance with GAAP.
As of May 31, 2021, the Company owned 154 real estate properties. The total aggregate purchase price of these properties was approximately $3,109.2 million determined in accordance with GAAP. In addition, through the Valuation Date, the Company had invested $113.9 million in capital improvements on its real estate properties. As of the Valuation Date, the total value of the Cushman & Wakefield Appraised Properties, the Purchase Price Property and the Data Center Properties pending disposition was approximately $3,553.9 million. This represents an approximately 10.26 % increase in the total value of the real estate assets over the aggregate purchase price and aggregate improvements.
While the Company believes that Cushman & Wakefield’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Cushman & Wakefield Appraised Properties and thus, the Estimated Per Share NAV. Assuming the value conclusion for each Cushman & Wakefield Appraised Property is based on the method being sensitized and all other factors remain unchanged, an increase of 25 basis points to the overall capitalization rate for the properties valued via the Direct Capitalization method, a 5% reduction to the overall value conclusion for the Appraised Properties valued using the Discounted Cash Flow method and /or the Sales Comparison approach, would decrease the value of the Appraised Properties to approximately $3,463.1 million. Similarly, a decrease of 25 basis points to the overall capitalization rate for the properties valued via the Direct Capitalization method, a 5% increase to the overall value conclusion for the Appraised Properties valued using the Discounted Cash Flow method and /or the Sales Comparison approach, would increase the value of the Appraised Properties to approximately $3,650.6 million.
Cash, Goodwill, Notes Receivable, Other Assets, Other Liabilities, Notes Payable and Credit Facility
The fair value of the Company’s cash, goodwill, notes receivable, other assets, notes payable, credit facility and other liabilities were provided by the Company and reviewed by Cushman & Wakefield to approximate carrying value as of the Valuation Date.
The carrying value of the Company's notes receivable and a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivable, lease intangible assets and liabilities, right-of-use assets and operating lease liability, have been eliminated for the purpose of the valuation due to the fact that the values of those balances were already considered in the valuation of the respective real estate investments. As of May 31, 2021, the estimated total liability for distribution and servicing fees in accordance with GAAP was $2.0 million. The estimated liability for distribution and servicing fees was eliminated for the purpose of the valuation because the Company will not be obligated to pay distribution and servicing fees in the event the portfolio is liquidated.
The Board’s Determination of the Estimated Per Share NAV
Based upon a review of the Reports provided by Cushman & Wakefield, upon the recommendation of the Committee, the Board estimated the per share NAV for each of the Class A common stock, Class I common stock, Class T common stock and Class T2 common stock to be $9.95.
Limitations of the Estimated Per Share NAV
The various factors considered by the Board in determining the Estimated Per Share NAV were based on a number of assumptions and estimates that may not be accurate or complete. As disclosed above, the Company is providing the Estimated Per Share NAV to assist broker-dealers that participated in the Company’s public offerings in meeting their customer account statement reporting obligations. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions. Different parties with different assumptions and estimates could derive a different Estimated Per Share NAV. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The Estimated Per Share NAV is not audited and does not represent the fair value of the Company’s assets or liabilities in accordance with GAAP. The Estimated Per Share NAV also does not take into account estimated disposition costs for real estate properties that are not pending dispositions.
Accordingly, with respect to the Estimated Per Share NAV, the Company can give no assurance that:
•a stockholder would be able to resell his or her Class A shares of common stock, Class I shares of common stock, Class T shares of common stock or Class T2 shares of common stock at the Estimated Per Share NAV;
•a stockholder would ultimately realize distributions per share equal to the Company’s Estimated Per Share NAV upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;
•the Company’s shares of Class A common stock, Class I common stock, Class T common stock and Class T2 common stock would trade at the Estimated Per Share NAV on a national securities exchange;
•a different independent third-party appraiser or other third-party valuation firm would agree with the Company’s Estimated Per Share NAV; or
•the Estimated Per Share NAV, or the methodology used to estimate the Company’s Estimated Per Share NAV, will be found by any regulatory authority to comply with ERISA, the Internal Revenue Code of 1986, as amended, or other regulatory requirements.
Similarly, the amount a stockholder may receive upon repurchase of his or her shares, if he or she participates in the Company’s share repurchase program, may be greater than or less than the amount a stockholder paid for the shares, regardless of any increase in the underlying value of any assets owned by the Company.
The Estimated Per Share NAV is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding on a fully diluted basis, calculated as of May 31, 2021. The Estimated Per Share NAV was based upon 223,960,443 shares of equity interest outstanding as of May 31, 2021, which was comprised of (i) 222,996,345 outstanding shares of the Company’s common stock, plus (ii) 785,732 shares of unvested restricted Class A common stock issued to the Company’s independent directors, executive officers and employees, which shares vest ratably over time, plus (iii) 178,366 shares of performance deferred stock unit awards of common stock issued to the Company's executive officers, which vest based on Company performance over a period of time.
Further, the value of the Company’s shares will fluctuate over time as a result of, among other things, developments related to individual assets and responses to the real estate and capital markets. The Board intends for the Company to, through a third-party valuation firm, perform a valuation of the Company’s assets and liabilities on at least an annual basis in order to determine an updated estimated per share NAV of each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock, in accordance with IPA Valuation Guideline, unless there are material changes to the Company's business, tenants and operating partners that require the Company to reevaluate the Estimated Per Share NAV sooner. The Company is not required to update the Estimated Per Share NAV more frequently than annually.
Special Cash Distribution Authorized
The Board of the Company authorized and declared a special cash distribution to the Company’s stockholders of record as of the close of business on July 26, 2021. The special cash distribution will be equal to $1.75 per share of common stock and is expected to be paid on or about July 29, 2021. The special cash distribution will be payable to stockholders from legally available funds therefor.
The special cash distribution was determined by the Board primarily based on the sale of the Data Center Properties. The Board also considered numerous factors in determining the special cash distribution amount, including, without limitation, available proceeds after the pay down of debt, enhancing the value of the Company through growth opportunities which, the Company believes, will position it to achieve liquidity for its stockholders within the timeframe communicated during its offering.
Of the approximately $1,320.0 million in aggregate sale price from the sale of the Data Center Properties and after deducting approximately $29.4 million for transaction closing costs and prorations related to the Company's portion of rents, operating expenses, lease commissions and additional credit for tenant improvements, approximately $392.7 million for the special cash distribution, approximately $853.8 million for the pay-down of property and corporate level debt associated with real estate property sales (approximately $450.8 million at the property level and approximately $403.0 million at the corporate level), exclusive of defeasance and loan costs of approximately $30.1 million, and $7.5 million as payment consideration per the Internalization Transaction purchase agreement's accelerated provisions; all of which ultimately provided for approximately $6.5 million in retained cash. These remaining proceeds will be used to provide the Company with what it believes will be adequate liquidity, through cash and undrawn availability under its credit facility, which is typically desired for a company which may be listed for public trading. In addition, the Board of the Company retains the right to authorize additional cash distributions to stockholders in the future.
The following table represents how the special cash distribution amount was determined (in thousands):

Gross Asset Sale Proceeds	$1,320,000
Closing Costs	(13,952)
Other (1)	(15,717)
Deferred Cash Consideration (2)	(7,500)
Debt Repayments
Property Level	(450,806)
Credit Facility	(403,000)
Defeasance/ Swap Breakage	(29,882)
Retained Cash	(6,458)
Special Cash Distribution to Stockholders	$392,685

(1)    This amount consists of proration related to the Company's portion of rents, operating expenses, loan costs, lease commissions and additional credit for tenant improvements.
(2)    This amount represents Internalization Transaction deferred cash consideration payment per the purchase agreement's acceleration provisions. Originally, per the agreement, $7,500,000 was due and payable on March 31, 2022.
As disclosed above, the Board determined an Estimated Per Share NAV of $9.95 of the Company's common stock as of May 31, 2021. The aforementioned special cash distribution will reduce the Estimated Per Share NAV by $1.75, resulting in a new estimated NAV per share of $8.20, effective on July 26, 2021.
Revised Purchase Prices under the Distribution Reinvestment Plan
On July 20, 2021, the Board approved the per share price of $8.20 for the purchase of Class A shares, Class I shares, Class T shares and Class T2 shares pursuant to the Company's distribution reinvestment plan (the "DRIP"). Therefore, commencing with distributions for stockholders enrolled in the DRIP that commence on August 1, 2021, distributions for each class of shares will be reinvested at $8.20 per share.
Any Estimated Per Share NAV approved by the Board in the future may be higher or lower than the most recently disclosed Estimated Per Share NAV of $9.95 and effective on July 26, 2021, new estimated NAV per share of $8.20, for each of the Company's Class A common stock, Class I common stock, Class T common stock or Class T2 common stock, which may cause the purchase prices under the DRIP to increase or decrease accordingly. The prices under the DRIP are not a representation, warranty or guarantee that: (i) a stockholder would be able to realize such per share amounts if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to such per share amounts upon the liquidation or sale of the Company; (iii) shares of the Company's common stock would trade at such per share amounts on a national securities exchange; or (iv) a third party would offer such per share amounts in an arm’s-length transaction to purchase all or substantially all of the Company's shares of common stock.
Revised Purchase Prices under the Share Repurchase Program
As a result of the Board’s determination of the Estimated Per Share NAV of $9.95 as of the Valuation Date and in consideration of the special cash distribution of $1.75, to stockholders of record at the close of business on July 26, 2021, the Board determined $8.20 to be the most recent estimated value per share for purposes of the share repurchase program, effective July 26, 2021, until such time as the Board provides a new estimated share value. The new Estimated Per Share NAV of $8.20 shall serve as the purchase price of the shares of Class A common stock, Class I common stock, Class T common stock and Class T2 common stock for purposes of the Company's share repurchase program, effective on the third quarter repurchase date of 2021, which is expected to be on or about August 2, 2021 (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).
Distributions Authorized
The Board of the Company authorized and declared daily distributions to the Company’s stockholders of record as of the close of business on each day of the period commencing on August 1, 2021 and ending on August 31, 2021.
The following table summarizes the daily distributions approved and authorized by the Board for August 2021:

Authorization Date (1)	Common Stock	Daily Distribution Rate (1)	Annualized Distribution Per Share
July 20, 2021	Class A	$0.001095890	$0.40
July 20, 2021	Class I	$0.001095890	$0.40
July 20, 2021	Class T	$0.000871233	$0.32
July 20, 2021	Class T2	$0.000871233	$0.32

(1)The distributions will be calculated based on 365 days in the calendar year. The distributions declared for each record date in August 2021 will be paid in September 2021. The distributions will be payable to stockholders from legally available funds therefor.
Forward-Looking Statements
Certain statements contained in this Current Report on Form 8-K, other than historical facts may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements include, but are not limited to: the expected proceeds of the Transaction to the Company and the Company’s use of such proceeds; expected timing under the Share Repurchase Program; the anticipated new special cash distribution and new distribution rate; any enhancements to the value of the Company through growth opportunities expectations to maximize the Company’s expectations regarding the performance of its business and the Estimated Per Share NAV of the Company’s common stock and any updates to (and future valuations of the Company’s assets and liabilities to determine) the Estimated Per Share NAV of the Company’s common stock. Cushman & Wakefield relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Cushman & Wakefield’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. Also, these statements are based on management’s current expectations and beliefs regarding operational strategies, anticipated events and trends, the economy, the financial condition of the Company’s tenants, the Company’s ability to continue to collect rent at current levels, the Company’s ability to continue to cover its daily distributions, and other future conditions and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are subject to various risks and uncertainties, and factors that could cause actual results to differ materially from the Company’s expectations, the risk that the expected benefits, including long-term cost savings, of the internalization transaction are not achieved, the risk that the expected benefits of the Company's pure-play healthcare REIT strategy are not achieved, the availability of suitable investment opportunities, changes in interest rates, the availability and terms of financing, general economic conditions, market conditions, legislative and regulatory changes that could adversely impact the business of the Company. Further, the Estimated Per Share NAV was calculated as of a moment in time, and is not a representation, warranty or guarantee that (i) a stockholder would be able to realize an amount equal to the Estimated Per Share NAV if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to the Estimated Per Share NAV upon the Company’s liquidation or sale; (iii) shares of the Company’s common stock would trade at the Estimated Per Share NAV on a national securities exchange or (iv) a different independent third-party appraiser or other third-party valuation firm would agree with the Company’s Estimated Per Share NAV. These factors mentioned as well as other factors, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended 2020, a copy of which is available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether, as a result of new information, future events, or otherwise, except as required by law. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s Estimated Per Share NAV.
Item 9.01    Financial Statements and Exhibits.
(b) Pro Forma Financial Information
The following financial information is submitted at the end of this Current Report on Form 8-K and is filed herewith and incorporated herein by reference:
(d) Exhibits

10.1	Purchase and Sale Agreement, dated May 19, 2021, by and between the entities set forth on the signature page Purchase and Sale Agreement.
10.2
Third Amendment to Fourth Amended and Restated Credit Agreement, dated July 20, 2021, by and among Sila Realty Trust, Inc, as Borrower, Sila Realty Operating Partnership, LP and certain of Sila Realty Trust, Inc.'s subsidiaries, as Guarantors, KeyBank National Association, as lender and Administrative Agent, and the other lenders listed as lenders in the Fourth Amended and Restated Credit Agreement.

10.3
Third Amendment to Term Loan Agreement, dated July 20, 2021, by and among Sila Realty Trust, Inc., as Borrower, Sila Realty Operating Partnership, LP and certain of Sila Realty Trust, Inc.'s subsidiaries, as Guarantors, KeyBank National Association, as lender and Administrative Agent, and the other lenders listed as lenders in the Term Loan Agreement.

10.4
Consent Letter to Fourth Amended and Restated Credit Agreement, dated May 18, 2021, by and among Sila Realty Trust, Inc, as Borrower, Sila Realty Operating Partnership, LP and certain of Sila Realty Trust, Inc.'s subsidiaries, as Guarantors, KeyBank National Association, as lender and Administrative Agent, and the other lenders listed as lenders in the Fourth Amended and Restated Credit Agreement.

10.5
Consent Letter to Term Loan Agreement, dated May 18, 2021, by and among Sila Realty Trust, Inc., as Borrower, Sila Realty Operating Partnership, LP and certain of Sila Realty Trust, Inc.'s subsidiaries, as Guarantors, KeyBank National Association, as lender and Administrative Agent, and the other lenders listed as lenders in the Term Loan Agreement.

99.1	Sila Realty Trust, Inc. Press Release, dated July 22, 2021.
99.2	Sila Realty Trust, Inc. Investor Presentation, dated July 22, 2021.
99.3	Consent of Cushman & Wakefield of Pennsylvania, LLC.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILA REALTY TRUST, INC.

Dated: July 23, 2021	By:	/s/ Kay C. Neely
	Name:	Kay C. Neely
	Title:	Chief Financial Officer

SUMMARY OF UNAUDITED PRO FORMA FINANCIAL STATEMENTS
This pro forma information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission ("SEC") on March 24, 2021, and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, as filed with the SEC on May 13, 2021.
The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2021, has been prepared to give effect to the sale of the Data Center Properties as if the transaction had occurred on March 31, 2021.
The following unaudited pro forma condensed consolidated statements of comprehensive income for the three months ended March 31, 2021, and for the years ended December 31, 2020 and 2019, have been prepared to give effect to the sale of the Data Center Properties by the Company as if such sale had been completed on January 1, 2019.
These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the sale been consummated as of the respective dates indicated; however, management is not aware of any material factors that would cause historical results not to be indicative of future results.

SILA REALTY TRUST, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2021
(in thousands, except per share data)
(Unaudited)

	March 31, 2021 (a)	Pro Forma Adjustments For the Disposition of Data Center Properties (b)		Pro Forma March 31, 2021
ASSETS
Real estate:
Land	$335,026	$(166,709)		$168,317
Buildings and improvements, net	2,334,682	(673,689)		1,660,993
Construction in progress	3,324	—		3,324
Total real estate, net	2,673,032	(840,398)		1,832,634
Cash and cash equivalents	51,039	391,731	(c)	442,770
Acquired intangible assets, net	238,000	(46,716)		191,284
Goodwill	39,289	(15,574)		23,715
Right-of-use assets - operating leases	29,332	(7,163)		22,169
Right-of-use assets - finance leases	2,522	—		2,522
Notes receivable, net	30,678	—		30,678
Other assets, net	115,406	(45,185)		70,221
Total assets	$3,179,298	$(563,305)		$2,615,993
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable, net	$450,719	$(450,719)	(c)	—
Credit facility, net	932,546	(418,000)	(d)	514,546
Accounts payable and other liabilities	67,657	376,773	(e)	444,430
Acquired intangible liabilities, net	51,464	(39,800)		11,664
Operating lease liabilities	31,898	(8,145)		23,753
Finance lease liabilities	2,844	—		2,844
Total liabilities	1,537,128	(539,891)		997,237
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 100,000,000 shares authorized; none issued and outstanding	—	—		—
Common stock, $0.01 par value per share, 510,000,000 shares authorized; 235,809,274 shares issued; 222,702,903 shares outstanding	2,227	—		2,227
Additional paid-in capital	1,989,599	—		1,989,599
Accumulated distributions in excess of earnings	(335,004)	(27,678)	(f)	(362,682)
Accumulated other comprehensive loss	(14,652)	4,264	(g)	(10,388)
Total stockholders’ equity	1,642,170	(23,414)		1,618,756
Total liabilities and stockholders’ equity	$3,179,298	$(563,305)		$2,615,993

(a)Historical information is derived from the unaudited condensed consolidated balance sheet included in the Company’s quarterly report on Form 10-Q as of March 31, 2021.
(b)Represents adjustments to eliminate assets, liabilities and stockholders' equity as if the sale of the Data Center Properties had occurred on March 31, 2021.
(c)The Company used net sales proceeds to payoff the mortgage loans in the principal amount of approximately $305.7 million for certain data center properties and $146.6 million for certain healthcare properties, partially offset by debt issuance costs accelerated amortization totaling $1.0 million for certain data center properties and $0.6 million for certain healthcare properties.

(d)The Company used net sales proceeds to payoff $418.0 million on the unsecured credit facility.
(e)The Company declared a special cash distribution to stockholders of record at the close of business on July 26, 2021, of $1.75 per share.
(f)Includes the estimated gain resulting from the sale of the Data Center Properties.
(g)The Company terminated interest rate swap agreements related to mortgage loans fixed through interest rate swaps that were paid off using net sales proceeds.
SILA REALTY TRUST, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Three Months Ended March 31, 2021
(in thousands, except per share data and per share amounts)
(Unaudited)

	March 31, 2021 (a)	Pro Forma Adjustments For the Disposition of Data Center Properties		Pro Forma March 31, 2021
Revenue:
Rental revenue	$67,895	$(25,473)	(b)	$42,422
Expenses:
Rental expenses	9,630	(6,416)	(b)	3,214
General and administrative expenses	6,623	—		6,623
Depreciation and amortization	25,967	(7,743)	(b)	18,224
Impairment loss on real estate	10,423	—		10,423
Impairment loss on goodwill	240	—		240
Total expenses	52,883	(14,159)		38,724
Income from operations	15,012	(11,314)		3,698
Interest and other expense, net	12,130	(8,998)	(c)	3,132
Net income attributable to common stockholders	$2,882	$(2,316)		$566
Other comprehensive income:
Unrealized income on interest rate swaps, net	$5,792	$(5,792)	(d)	$—
Other comprehensive income	5,792	(5,792)		—
Comprehensive income attributable to common stockholders	$8,674	$(8,108)		$566
Weighted average number of common shares outstanding:
Basic	222,481,179	—		222,481,179
Diluted	223,420,969	—		223,420,969
Net income per common share attributable to common stockholders:
Basic	$0.01			$—
Diluted	$0.01			$—

(a)Historical financial information is derived from the unaudited condensed consolidated statement of comprehensive income included in the Company's quarterly report on Form 10-Q for the three months ended March 31, 2021.
(b)These amounts represent the elimination of the operations of the Data Center Properties from the historical amounts for the three months ended March 31, 2021, to give effect to the sale of the Data Center Properties as if it occurred on January 1, 2019.
(c)Amount represents the elimination of:
(i)interest expense on mortgage loans outstanding principal amount of $305.7 million at a weighted average interest rate of 4.2% per annum as of March 31, 2021, for the Data Center Properties and mortgage loans outstanding principal amount of $146.6 million at a weighted average interest rate of 4.7% per annum as of March 31, 2021, for healthcare properties, to reflect the use of net cash proceeds from the sale of the Data Center Properties, assuming the sale had occurred on January 1, 2019;
(ii)interest expense on the amount of the paydown on the credit facility, to reflect the use of net cash proceeds from the sale of the Data Center Properties, assuming the sale had occurred on January 1, 2019;

(iii)amortization of the deferred financing costs related to the mortgage loans and the credit facility; and
(iv)payment related to the swap agreements associated with the mortgage loans.
(d)Represents the elimination of unrealized income on interest rate swap agreements related to the Data Center Properties mortgage loans, healthcare property mortgage loans, to reflect the use of net cash proceeds from the sale of the Data Center Properties, assuming the sale had occurred on January 1, 2019.
SILA REALTY TRUST, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Year Ended December 31, 2020
(in thousands, except per share data and per share amounts)
(Unaudited)

	December 31, 2020 (a)	Pro Forma Adjustments For the Disposition of Data Center Properties		Pro Forma December 31, 2020
Revenue:
Rental revenue	$276,536	$(110,755)	(b)	$165,781
Expenses:
Rental expenses	43,533	(28,346)	(b)	15,187
General and administrative expenses	16,681	—		16,681
Internalization transaction expenses	3,640	—		3,640
Asset management fees	17,914	(5,310)	(c)	12,604
Depreciation and amortization	105,483	(35,634)	(b)	69,849
Total expenses	187,251	(69,290)		117,961
Gain on real estate disposition	3,142	—		3,142
Income from operations	92,427	(41,465)		50,962
Interest and other expense, net	55,651	(38,904)	(d)	16,747
Net income attributable to common stockholders	$36,776	$(2,561)		$34,215
Other comprehensive loss:
Unrealized loss on interest rate swaps, net	$(15,740)	$15,740	(e)	$—
Other comprehensive loss	(15,740)	15,740		—
Comprehensive income attributable to common stockholders	$21,036	$13,179		$34,215
Weighted average number of common shares outstanding:
Basic	221,436,617	—		221,436,617
Diluted	221,622,444	—		221,622,444
Net income per common share attributable to common stockholders:
Basic	$0.17			$0.15
Diluted	$0.17			$0.15

(a)Historical financial information is derived from the consolidated statement of comprehensive income included in the Company's annual report on Form 10-K for the year ended December 31, 2020.
(b)Represents the elimination of the operations on the sale of the Data Center Properties from the historical amounts for the year ended December 31, 2020, to give effect to the sale of the Data Center Properties as if it occurred on January 1, 2019.
(c)Represents the elimination of asset management fee expenses calculated on a monthly basis equal to 0.0625% of the aggregate asset value as of the last day of the immediately preceding month. Prior to the closing of the internalization transaction on September 30, 2020, these fees were historically paid by the Company to Carter Validus Advisors II, LLC and would not have been incurred subsequent to the disposition of the Data Center Properties.
(d)Amount represents the elimination of:
(i)interest expense on mortgage loans outstanding principal amount of $306.1 million at a weighted average interest rate of 4.2% per annum as of December 31, 2020, for the Data Center Properties and mortgage loans outstanding principal amount of $147.3 million at a weighted average interest rate of 4.7% per annum as of December 31, 2020, for healthcare properties, to reflect the use of net cash proceeds from the sale of the Data Center Properties, assuming the sale had occurred on January 1, 2019;

(ii)interest expense on the amount of the paydown on the credit facility, to reflect the use of net cash proceeds from the sale of the Data Center Properties, assuming the sale had occurred on January 1, 2019;
(iii)amortization of the deferred financing costs related to the mortgage loans and the credit facility; and
(iv)payment related to the swap agreements associated with the mortgage loans.
(e)Represents the elimination of unrealized loss on interest rate swap agreements related to the Data Center Properties mortgage loans, healthcare property mortgage loans, to reflect the use of net cash proceeds from the sale of the Data Center Properties, assuming the sale had occurred on January 1, 2019.
SILA REALTY TRUST, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Year Ended December 31, 2019
(in thousands, except per share data and per share amounts)
(Unaudited)

	December 31, 2019 (a)	Pro Forma Adjustments For the Disposition of Data Center Properties (b)		Pro Forma December 31, 2019
Revenue:
Rental revenue	$210,901	$(109,689)	(b)	$101,212
Expenses:
Rental expenses	40,984	(30,270)	(b)	10,714
General and administrative expenses	8,421	—		8,421
Asset management fees	16,475	(7,053)	(c)	9,422
Depreciation and amortization	74,104	(34,127)	(b)	39,977
Impairment loss on real estate	21,000	—		21,000
Total expenses	160,984	(71,450)		89,534
Gain on real estate disposition	79	—		79
Income from operations	49,996	(38,239)		11,757
Interest and other expense, net	47,214	(41,059)	(d)	6,155
Net income attributable to common stockholders	$2,782	$2,820		$5,602
Other comprehensive loss:
Unrealized loss on interest rate swaps, net	$(10,907)	$10,907	(e)	$—
Other comprehensive loss	(10,907)	10,907		—
Comprehensive loss attributable to common stockholders	$(8,125)	$13,727		$5,602
Weighted average number of common shares outstanding:
Basic	157,247,345	—		157,247,345
Diluted	157,271,668	—		157,271,668
Net income per common share attributable to common stockholders:
Basic	$0.02			$0.04
Diluted	$0.02			$0.04

(a)Historical financial information is derived from the consolidated statement of comprehensive income included in the Company's annual report on Form 10-K for the year ended December 31, 2019.
(b)Represents the elimination of the operations on the sale of the Data Center Properties from the historical amounts for the year ended December 31, 2019, to give effect to the sale of the Data Center Properties as if it occurred on January 1, 2019.
(c)Represents the elimination of asset management fee expenses calculated on a monthly basis equal to 0.0625% of the aggregate asset value as of the last day of the immediately preceding month. Prior to the closing of the internalization transaction on September 30, 2020, these fees were historically paid by the Company to Carter Validus Advisors II, LLC and would not have been incurred subsequent to the disposition of the Data Center Properties.
(d)Amount represents:
(i)the elimination of interest expense on mortgage loans outstanding principal amount of $307.3 million at a weighted average interest rate of 4.2% per annum as of December 31, 2019, for the Data Center Properties

and mortgage loans outstanding principal amount of $150.1 million at a weighted average interest rate of 4.7% per annum as of December 31, 2019, for healthcare properties, to reflect the use of net cash proceeds from the sale of the Data Center Properties, assuming the sale had occurred on January 1, 2019;
(ii)interest expense on the amount of the paydown on the credit facility, to reflect the use of net cash proceeds from the sale of the Data Center Properties, assuming the sale had occurred on January 1, 2019;
(iii)amortization of the deferred financing costs related to the mortgage loans and the credit facility;
(iv)payment related to the swap agreements associated with the mortgage loans; and
(v)the income recognition derived from a transition services agreement with the Buyers in connection with the sale of the Data Center Properties.
(e)Amount represents the elimination of unrealized loss on interest rate swap agreements related to the Data Center Properties mortgage loans, healthcare property mortgage loans and credit facility term loans, to reflect the use of net cash proceeds from the sale of the Data Center Properties, assuming the sale had occurred on January 1, 2019.